(d)(2)(i)

May 1, 2013

Christopher Kurtz

Vice President, Finance

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Re:	Sub-Advisory Agreement between ING Investments, LLC and ING Investment Management Co. (the “Agreement”)

Dear Mr. Kurtz:

Pursuant to the Amended and Restated Sub-Advisory Agreement, dated August 1, 2012 between ING Investments, LLC and ING Investment Management Co. LLC (the “Agreement”), we hereby notify you of our intention to modify the annual sub-advisory fee for ING Global Target Payment Fund (the “Fund”), a series of ING Series Fund, Inc., effective on May 1 2013, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fee indicated for the Fund, is attached hereto.

Please signify your acceptance to the modified annual sub-advisory fee with respect to the Fund by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance , Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)

ING Capital Allocation Fund		Direct Investments[1] 0.360% on first $500 million 0.349% on next $500 million 0.338% on next $500 million 0.326% on next $500 million 0.315% over $2 billion

Underlying Funds[2] 0.02%

ING Core Equity Research Fund		0.3150% on first $250 million 0.2925% on next $250 million 0.2813% on next $250 million 0.2700% on next $1.25 billion 0.2475% over $2 billion

ING Corporate Leaders 100 Fund	June 11, 2008	0.180% on all assets

[1]	“Direct Investments” shall mean assets which are not Underlying Funds.

[2]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2013.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)

ING Global Target Payment Fund	August 15, 2008	Direct Investments[1] 0.135%

Underlying Funds[2] 0.036%

ING Large Cap Growth Fund	February 29, 2012	0.315%

ING Money Market Fund		0.180% on first $500 million 0.158% on next $500 million 0.153% on next $1 billion 0.149% on next $1 billion 0.135% over $3 billion

ING Small Company Fund		0.383% on first $250 million 0.360% on next $250 million 0.349% on next $250 million 0.338% on next $1.25 billion 0.326% over $2 billion

ING SMID Cap Equity Fund		0.203% on first $500 million 0.191% on next $250 million 0.180% on next $1.25 billion 0.169% over $2 billion

[1]	“Direct Investments” shall mean assets which are not Underlying Funds.

[2]

“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2013.

3